PRESS RELEASE

Company Contact:	Investor Contact:
Kirk Patterson	Beverly Twing
Senior Vice President and CFO	Shelton Investor Relations
Entorian Technologies Inc.	For Entorian Technologies Inc.
(512) 454-9531	(972) 239-5119 x 126

Entorian Technologies To Close Manufacturing Activities For Memory Business

Continues to license its intellectual property portfolio; Focuses on profitable growth segments

AUSTIN, TX – December 17, 2008 – Entorian Technologies Inc. (NASDAQ: ENTN), a leading provider of innovative vertical solutions to original equipment manufacturers (OEMs), announced today its plan to close manufacturing activities for its memory business during January 2009. Entorian will continue to license its extensive stacking patent portfolio, but is transferring its memory and stacking customers and certain manufacturing assets to third parties.

With its strategic acquisition of Augmentix Corporation earlier this year, Entorian is shifting its focus away from commodity component markets towards vertical computing segments that are typically more profitable.

“Given our past growth in the vertical solutions OEM business, along with an exciting product roadmap and healthy prospects, our focus is to grow this business segment,” stated Stephan Godevais, President and Chief Executive Officer of Entorian Technologies. “The memory industry has experienced dramatic price and profit erosions, making it challenging to maintain a long-term profitable outlook for this part of our business. However, our patent portfolio still provides meaningful profit opportunities, which will complement our systems business.”

Mr. Godevais further commented, “In the current economic environment, our priorities will be to focus on profitable growth opportunities while managing current assets and preserving our cash position.”

The company is in the process of taking last-time, end-of-life orders from its stacking memory customers, which will be produced in Reynosa, Mexico in January 2009, until these manufacturing activities are transferred to third parties.

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Entorian is a trademark of Staktek Group LP and Augmentix is a trademark of Augmentix Corporation.